Subsidiaries of the Registrant	State of Organization
Plum Creek Timberlands, L.P.	Delaware
Plum Creek Timber I, L.L.C.	Delaware
Plum Creek Timber II, L.L.C.	Delaware
Plum Creek Manufacturing, L.P.	Delaware
Plum Creek Maine Timberlands, L.L.C.	Delaware
Plum Creek Southern Timber, L.L.C.	Delaware
Plum Creek South Central Timberlands, L.L.C.	Delaware
Plum Creek Manufacturing Holding Company, Inc.	Delaware
Plum Creek Marketing, Inc.	Delaware
Plum Creek Northwest Lumber, Inc.	Delaware
Plum Creek Northwest Plywood, Inc.	Delaware
Plum Creek MDF, Inc.	Delaware
Plum Creek Southern Lumber, Inc.	Delaware
PC Timberland Investment Company	Delaware
Plum Creek Investment Company	Oregon
Plum Creek Land Company	Delaware
Plum Creek Maine Marketing, Inc.	Delaware
Highland Resources Inc.	Delaware
Cypress Creek Ranch, L.L.C.	Delaware